UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2026

OMEROS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Washington	001-34475	91-1663741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West Seattle, WA 98119
(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 676-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	OMER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2026, the Compensation Committee (the “Committee”) of the Board of Directors of Omeros Corporation (the “Company”) granted a performance-based stock option award (the “Performance Award”) to Gregory A. Demopulos, M.D., the Company’s Chief Executive Officer, under the Company’s Amended and Restated Omnibus Incentive Compensation Plan (the “Plan”). The Performance Award consists of an option to purchase up to 500,000 shares of the Company’s common stock that will vest only upon satisfaction of both future stock-price performance and continued-service vesting conditions, subject to the provisions described below. No portion of the Performance Award was vested, and no shares were issued, on the grant date. The Performance Award is allocated equally across four tranches, with vesting on a tranche-by-tranche basis subject to (i) achievement of stock price hurdles of $25.00, $30.00, $35.00 and $40.00 per share, calculated based on the aggregate volume-weighted average price of the Company’s common stock over a period consisting of 30 consecutive trading days, taken as a single measurement period, at any point during the five-year term of the award, and (ii) satisfaction of a time-based condition, under which 25% of each tranche of the Performance Award will become eligible for vesting on the first anniversary of the grant date and the remainder of each tranche will become eligible for vesting in equal monthly installments over the following 36 months. The exercise price of the Performance Award is $17.88 per share, which was the closing price of the Company’s common stock on the date of grant. The stock price hurdles represent appreciation of approximately 40%, 68%, 96% and 124%, respectively, above the grant-date closing price. Any shares acquired upon exercise of the vested portion of the Performance Award must be purchased at the exercise price in accordance with the Plan and award agreement. The Performance Award will expire on October 28, 2031.

The Committee determined that the Performance Award is in the best interests of the Company and that its terms are appropriate in light of Dr. Demopulos’ role in driving transformative change for the Company in 2025, including achieving FDA approval of YARTEMLEA, completing the sale of zaltenibart to Novo and executing a series of transactions to strengthen the Company’s balance sheet. The Committee also considered Dr. Demopulos’ level of long-term equity incentive awards and target total direct compensation for 2025, which significantly trailed the Company’s peers. While the grant recognizes Dr. Demopulos’ 2025 achievements, vesting is fully conditioned on future stock-price appreciation and continued service, subject to the provisions described below. The Committee believes that this structure will further incentivize Dr. Demopulos to drive meaningful and sustained stock price appreciation over the term of the award, thereby delivering significant value to the Company’s shareholders. In structuring the Performance Award, the Committee conducted a market analysis of similar awards with the assistance of its independent compensation consultant.

The Performance Award will generally be subject to the same forfeiture, suspension, termination and accelerated vesting provisions that are applicable to other options granted by the Company under the Plan. Upon a change in control, the total per-share consideration payable in the transaction will be used for the performance-based condition rather than the volume-weighted average trading price described above, with any tranche of the Performance Award with a price hurdle that has not previously been achieved and is in excess of the per-share consideration being forfeited. Any tranche that has achieved the performance-based condition but not the time-based condition at the time of a change in control will become fully vested if Dr. Demopulos’ employment is terminated without cause or as a result of a constructive termination in connection with, or at any time within 12 months after, a change in control, consistent with other options issued by the Company under the Plan.

The Performance Award is granted pursuant to the Plan and is subject to the terms and conditions of the applicable grant notice and award agreement. The summary herein is qualified in its entirety by reference to the Form of Performance Stock Option Award Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Performance Stock Option Award Agreement under the Omeros Corporation Amended and Restated Omnibus Incentive Compensation Plan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

Date: October 30, 2026	By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and
Chairman of the Board of Directors